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                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-60170

PRICING SUPPLEMENT NO. 2 DATED JUNE 29, 2001
--------------------------------------------
(To Prospectus dated May 10, 2001 and
Prospectus Supplement dated May 24, 2001)


                              U.S.$1,500,000,000

                            McDONALD'S CORPORATION

                          Medium-Term Notes, Series G
                              (Fixed Rate Notes)
                Due from 1 Year to 60 Years from Date of Issue

      The following description of the terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the descriptions included in the Prospectus and
        Prospectus Supplement referred to above, to which descriptions reference is hereby made.

Principal Amount:                   U.S.$300,000,000

Issue Price:                        99.951% of the Principal Amount of the Notes

Original Issue Date:                July 5, 2001

Stated Maturity:                    July 1, 2004

Interest Rate:                      5.150% per annum

Interest Payment Dates:             January 1st and July 1st of each year,
                                    commencing January 1, 2002
    (Applicable only if other than February 15 and August 15 of each year)

Regular Record Dates:               December 15th and June 15th of each year
     (Applicable only if other than February 1 and August 1 of each year)

Form:                               [X] Book-Entry   [_] Certificated

Specified Currency:
       (If other than U.S. dollars, see attachment hereto)

Option to Receive Payments in Specified Currency:      [_] Yes  [_] No
   (Applicable only if Specified Currency is other than U.S. dollars and if
                        Note is not in Book Entry form)

Authorized Denominations:
   (Applicable only if other than U.S.$1,000 and increments of U.S.$1,000 or if Specified Currency is other than U.S. dollars)
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Method of Payment of Principal:
       (Applicable only if other than immediately available funds)

Optional Redemption:                [X]  The Notes cannot be redeemed prior to
                                         Stated Maturity.

                                    [_]  The Notes can be redeemed prior to
                                         Stated Maturity.

Optional Redemption Dates:  Not Applicable

       Redemption Prices:

       [_] The Redemption Price shall initially be                % of the
principal amount of the Note to be redeemed and shall decline at each
anniversary of the initial Optional Redemption Date by               % of the
principal amount to be redeemed until the Redemption Price is 100% of such principal amount; provided, however, that in the case of an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

       [_]  Other:

Sinking Fund:                       [X]  The Notes are not subject to a Sinking
                                         Fund.

                                    [_]  The Notes are subject to a Sinking
                                         Fund.

       Sinking Fund Dates:

       Sinking Fund Amounts:

Amortizing Note:                    [_]  Yes    [X]  No

       Amortization Schedule:
Optional Repayment:                 [_]  Yes    [X]  No

       Optional Repayment Dates:

       Optional Repayment Prices:

Original Issue Discount Note:       [_]  Yes    [X]  No

       Total Amount of OID:

       Yield to Stated Maturity:

       Initial Accrual Period OID:

Calculation Agent (if other than Principal Paying Agent):

Agent's discount or commission:  0.350% of the principal amount of the Notes

Net proceeds to Company (if sale to Agent as principal): 99.601% of the Principal Amount of the Notes

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Agent's Capacity:          [_]  Agent    [X]  Principal

Agents:                    Salomon Smith Barney
                           ABN AMRO Incorporated
                           Banc of America Securities LLC
                           Banc One Capital Markets, Inc.
                           Barclays Capital
                           Deutsche Banc Alex. Brown
                           Fleet Securities, Inc.
                           Goldman, Sachs & Co.
                           JPMorgan
                           Merrill Lynch & Co.
                           Morgan Stanley Dean Witter

CUSIP:                     580 13MDP6

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